Exhibit 99.1

Contacts:	Basil Maglaris (media)	Christopher Jakubik, CFA (investors)
	847-646-4538	847-646-5494
	news@kraftfoods.com	ir@kraftfoods.com

KRAFT FOODS GROUP ANNOUNCES EXECUTIVE TRANSITION

Kraft Executive Chairman John Cahill to Transition to Non-Executive Chairman on March 8, 2014

NORTHFIELD, Ill. – Feb. 13, 2014 – Kraft Foods Group, Inc. (NASDAQ: KRFT) today announced its Board of Directors approved the transition of Executive Chairman John Cahill to Non-Executive Chairman of Kraft’s Board of Directors on March 8, 2014.

“Today's announcement reflects the Board's confidence in the progress of our business,” said Mackey J. McDonald, Lead Director, Kraft Foods Group Board of Directors. “John has been instrumental in establishing Kraft as a formidable independent company. We are pleased that he will continue to lead the Board and work with management to sustain our momentum.”

John Cahill joined Kraft Foods Inc. in January 2012 as the Executive Chairman Designate for the new Kraft, and became Executive Chairman of Kraft Foods Group at its spin-off from Mondelēz International on Oct. 1, 2012. With Kraft reporting solid results today for its first full year as an independent company, John Cahill’s transition to Non-Executive Chairman is consistent with the company’s plans.

“I want to thank John for his partnership in building the foundation for the new Kraft,” said Kraft CEO Tony Vernon. “During a time of significant change, we have benefited greatly from John’s deep knowledge of the food and beverage industry, financial acumen and experience in spinning off public companies. I look forward to working with John and the Board as we continue to remake Kraft.”

ABOUT KRAFT FOODS GROUP

Kraft Foods Group, Inc. (NASDAQ: KRFT) is one of North America’s largest consumer packaged food and beverage companies, with annual revenues of more than $18 billion. With the spirit of a startup and the soul of a powerhouse, Kraft has an unrivaled portfolio of products in the beverages, cheese, refrigerated meals and grocery categories. Its iconic brands include Kraft, Maxwell House, Oscar Mayer, Philadelphia, Planters, Velveeta, Capri Sun, JELL-O and Lunchables. Kraft’s 23,000 employees in the U.S. and Canada have a passion for making the foods and beverages people love. Kraft is a member of the Standard & Poor’s 500 and the NASDAQ-100 indices. For more information, visit www.kraftfoodsgroup.com and www.facebook.com/kraft.